Exhibit 99.1

News Release

Air Products Reports Fiscal 2025 First Quarter GAAP EPS of $2.77 and Adjusted EPS of $2.86
Q1 FY25 (comparisons versus prior year):
•GAAP EPS# of $2.77, up one percent; GAAP net income of $650 million, up five percent; and GAAP net income margin of 22.2 percent, up 150 basis points
•Adjusted EPS* of $2.86, up one percent; adjusted EBITDA* of $1.2 billion, up one percent; and adjusted EBITDA margin* of 40.6 percent, up 140 basis points

Fiscal 2025 and Recent Highlights
•Increased quarterly dividend on the Company's common stock to $1.79 per share, marking the 43rd consecutive year of dividend increases; Air Products expects to return approximately $1.6 billion to shareholders in 2025
Guidance
•Maintain fiscal 2025 full-year adjusted EPS guidance* of $12.70 to $13.00; fiscal 2025 second quarter adjusted EPS guidance* of $2.75 to $2.85
•Expect fiscal year 2025 capital expenditures* in the range of $4.5 billion to $5.0 billion
#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.
Fiscal 2025 First Quarter Consolidated Results
LEHIGH VALLEY, Pa. (February 6, 2025) - Air Products (NYSE: APD) today reported first quarter fiscal 2025 results, including GAAP EPS of $2.77, up one percent from the prior year. GAAP net income of $650 million was up five percent as higher pricing, net of power and fuel costs, was partially offset by higher costs related to shareholder activism, incentive compensation, and inflation. These costs were partially mitigated by productivity improvements. The Company also recognized lower non-service pension costs as well as a gain on de-designated cash flow hedges. GAAP net income margin of 22.2 percent increased 150 basis points due to these factors as well as favorable business mix.
Air Products' first quarter GAAP results for the current and prior year include items that are adjusted in the non-GAAP measures discussed below. First quarter fiscal 2025 items include costs of $0.10 per share associated with shareholder activism and $0.04 per share for non-service pension costs, partially offset by a gain of $0.05 per share on de-designated cash flow hedges. Items for the prior year quarter included non-service pension costs of $0.08 per share.
For the quarter, on a non-GAAP basis, adjusted EPS of $2.86 increased one percent from the prior year. Adjusted EBITDA of $1.2 billion was up one percent as higher pricing, net of power and fuel costs, was partially offset by higher costs and lower equity affiliates' income. Adjusted EBITDA margin of 40.6 percent increased 140 basis points primarily due to favorable business mix and higher pricing.
First quarter sales of $2.9 billion were down two percent from the prior year as two percent lower volumes and one percent unfavorable currency were partially offset by one percent higher pricing. The lower volumes were driven by the divestiture of the LNG business in September 2024 as well as a lower contribution from on-sites and merchant in Europe, which were partially offset by a significant, non-recurring sale of helium to an existing merchant customer in the Americas. The impact attributable to the LNG divestiture was approximately 2%.
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Fiscal 2025 First Quarter Results by Business Segment
•Americas sales of $1.3 billion were up three percent versus the prior year, with three percent higher volumes primarily due to a significant, non-recurring sale of helium to an existing merchant customer and two percent higher pricing, partially offset by one percent each lower energy cost pass-through and unfavorable currency. Operating income of $388 million increased 10 percent and adjusted EBITDA of $597 million increased six percent, in each case primarily due to the higher volumes and pricing, net of power and fuel costs, partially offset by higher costs. Operating margin of 30.1 percent increased 180 basis points and adjusted EBITDA margin of 46.3 percent increased 150 basis points.
•Asia sales of $817 million increased three percent from the prior year on two percent higher volumes driven by new assets and two percent higher energy cost pass-through, partially offset by one percent lower currency. Operating income of $216 million increased two percent and adjusted EBITDA of $350 million increased seven percent, in each case primarily due to favorable costs and volumes. Adjusted EBITDA also benefited from higher equity affiliates' income. Operating margin of 26.5 percent decreased 10 basis points while adjusted EBITDA margin of 42.8 percent increased 160 basis points.
•Europe sales of $697 million decreased five percent from the prior year as five percent lower volumes driven by lower on-sites and helium in our merchant business and one percent lower energy cost pass-through were partially offset by one percent higher pricing. Operating income of $187 million decreased six percent and adjusted EBITDA of $259 million decreased three percent, in each case primarily due to the lower volumes, partially offset by the higher pricing, net of power and fuel costs. Adjusted EBITDA also benefited from favorable costs. Operating margin of 26.7 percent decreased 30 basis points while adjusted EBITDA margin of 37.2 percent increased 80 basis points.
•Middle East and India equity affiliates' income of $85 million decreased nine percent from the prior year driven by an affiliate in Saudi Arabia.
•Corporate and other sales of $97 million decreased 48 percent compared to the prior year, primarily due to the divestiture of the LNG business in the fourth quarter of fiscal 2024.
Outlook
Air Products continues to expect full-year fiscal 2025 adjusted EPS guidance* of $12.70 to $13.00. For the fiscal 2025 second quarter, Air Products' adjusted EPS guidance* is $2.75 to $2.85.
Air Products expects capital expenditures* in the range of $4.5 billion to $5.0 billion for full-year fiscal 2025.

*Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2025 first quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on February 6, 2025 by calling 773-305-6853 and entering passcode 3870353 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, and joint venture activities, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars, except for share and per share data)	2024	2023
Sales	$2,931.5	$2,997.4
Cost of sales	2,016.5	2,067.2
Selling and administrative expense	242.4	238.4
Research and development expense	22.0	25.7
Shareholder activism costs	29.9	—
Other income (expense), net	22.9	0.8
Operating Income	$643.6	$666.9
Equity affiliates' income	150.6	158.4
Interest expense	42.6	53.5
Other non-operating income (expense), net	38.9	(14.8)
Income Before Taxes	$790.5	$757.0
Income tax provision	140.7	135.4
Net Income	$649.8	$621.6
Net income attributable to noncontrolling interests	32.4	12.3
Net Income Attributable to Air Products	$617.4	$609.3

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$2.77	$2.74
Diluted earnings per share attributable to Air Products	$2.77	$2.73

Weighted Average Common Shares (in millions)
Basic	222.7	222.5
Diluted	222.9	222.8

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of U.S. Dollars)	2024	2024
Assets
Current Assets
Cash and cash items	$1,845.5	$2,979.7
Short-term investments	117.5	5.0
Trade receivables, net	1,807.4	1,821.6
Inventories	739.0	766.0
Prepaid expenses	201.8	179.9
Other receivables and current assets	640.5	610.8
Total Current Assets	$5,351.7	$6,363.0
Investment in net assets of and advances to equity affiliates	4,772.1	4,792.5
Plant and equipment, at cost	41,097.9	39,950.9
Less: accumulated depreciation	16,367.1	16,580.0
Plant and equipment, net	$24,730.8	$23,370.9
Goodwill, net	866.5	905.1
Intangible assets, net	287.5	311.6
Operating lease right-of-use assets, net	1,017.4	1,047.7
Noncurrent lease receivables	335.7	392.1
Financing receivables	1,245.4	1,220.2
Other noncurrent assets	1,410.1	1,171.5
Total Noncurrent Assets	$34,665.5	$33,211.6
Total Assets	$40,017.2	$39,574.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,023.7	$2,926.2
Accrued income taxes	586.1	558.5
Short-term borrowings	68.2	83.5
Current portion of long-term debt	1,131.4	611.4
Total Current Liabilities	$4,809.4	$4,179.6
Long-term debt	13,170.5	13,428.6
Long-term debt – related party	100.4	104.4
Noncurrent operating lease liabilities	655.1	677.9
Other noncurrent liabilities	1,348.1	1,350.5
Deferred income taxes	1,195.0	1,159.9
Total Noncurrent Liabilities	$16,469.1	$16,721.3
Total Liabilities	$21,278.5	$20,900.9
Air Products Shareholders’ Equity	16,692.3	17,036.5
Noncontrolling Interests	2,046.4	1,637.2
Total Equity	$18,738.7	$18,673.7
Total Liabilities and Equity	$40,017.2	$39,574.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars)	2024	2023
Operating Activities
Net income	$649.8	$621.6
Less: Net income attributable to noncontrolling interests	32.4	12.3
Net income attributable to Air Products	$617.4	$609.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	$366.8	$349.2
Deferred income taxes	(6.3)	13.5
Undistributed earnings of equity method investments	(48.4)	(41.5)
Gain on sale of assets and investments	(10.1)	(1.4)
Share-based compensation	16.4	13.8
Noncurrent lease receivables	15.0	20.0
Other adjustments	(122.6)	33.3
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(47.8)	11.8
Inventories	6.4	(48.6)
Other receivables	9.0	(64.5)
Payables and accrued liabilities	30.5	(268.5)
Other working capital	(14.6)	0.2
Cash Provided by Operating Activities	$811.7	$626.6
Investing Activities
Additions to plant and equipment, including long-term deposits	($2,117.6)	($1,445.5)
Investment in financing receivables	(15.3)	(301.8)
Proceeds from sale of assets and investments	34.4	4.2
Purchases of investments	(117.6)	(55.5)
Proceeds from investments	5.0	120.1
Other investing activities	29.0	12.9
Cash Used for Investing Activities	($2,182.1)	($1,665.6)
Financing Activities
Long-term debt proceeds	$459.2	$810.4
Payments on long-term debt	(12.1)	(54.8)
(Decrease) Increase in commercial paper and short-term borrowings	(21.5)	1,020.9
Dividends paid to shareholders	(393.6)	(388.9)
Proceeds from stock option exercises	1.1	5.3
Investments by noncontrolling interests	280.9	34.5
Other financing activities	(39.8)	(64.6)
Cash Provided by Financing Activities	$274.2	$1,362.8
Effect of Exchange Rate Changes on Cash	(38.0)	21.8
(Decrease) Increase in cash and cash items	($1,134.2)	$345.6
Cash and cash items – Beginning of year	2,979.7	1,617.0
Cash and Cash Items – End of Period	$1,845.5	$1,962.6
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$123.6	$90.1

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 December 2024
Sales	$1,287.6	$817.1	$697.2	$32.8	$96.8	$2,931.5
Operating income (loss)	388.2	216.4	186.5	(0.6)	(117.0)	673.5	(A)
Depreciation and amortization	173.4	122.9	54.5	6.5	9.5	366.8
Equity affiliates' income	35.1	10.3	18.2	85.0	2.0	150.6
Three Months Ended 31 December 2023
Sales	$1,252.1	$793.8	$731.2	$35.4	$184.9	$2,997.4
Operating income (loss)	354.4	211.2	197.6	3.9	(100.2)	666.9	(A)
Depreciation and amortization	169.7	111.8	48.2	6.6	12.9	349.2
Equity affiliates' income	37.1	4.2	20.7	92.9	3.5	158.4

Total Assets
31 December 2024	$12,796.2	$7,153.1	$5,760.9	$9,586.0	$4,721.0	$40,017.2
30 September 2024	12,383.8	7,436.5	5,849.2	8,477.4	5,427.7	39,574.6
(A) Refer to the "Reconciliation to Consolidated Results" section below.
Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended
	31 December
Operating Income	2024	2023
Total	$673.5	$666.9
Shareholder activism costs	(29.9)	—
Consolidated Operating Income	$643.6	$666.9

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Additionally, during the first quarter of fiscal year 2025, we excluded costs associated with our response to actions of activist shareholders, which are not associated with the ongoing operation of our business and are difficult to predict in future periods. We may also exclude certain expenses associated with cost reduction actions and impairment charges as well as gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In addition to the recurring impact of non-service related components of our defined benefit pension plan, our first quarter non-GAAP financial measures are adjusted for the items described below.
Shareholder Activism Costs
During the first quarter of fiscal year 2025, we incurred costs of $29.9 ($21.9 after tax, or $0.10 per share) in connection with our response to a proxy contest. These costs, which are reflected on our consolidated income statement as “Shareholder activism costs”, include legal and other professional service fees as well as incremental proxy solicitation costs related to the 2025 Annual Meeting of Shareholders.
De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, of which Air Products owns a one-third interest. We expect the affected swaps to remain de-designated until outstanding borrowings from the available project financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, unrealized gains and losses are recorded to "Other non-operating income (expense), net" on our consolidated income statements. During the first quarter of fiscal year 2025, we recognized an unrealized gain of $38.8 ($10.3 attributable to Air Products after tax, or $0.05 per share). The amount of the unrealized gain attributable to our noncontrolling partners was $25.2.
We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.

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ADJUSTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted EPS, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total GAAP EPS and total adjusted EPS due to rounding.

Q1 2025 vs. Q1 2024	Operating Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	EPS(A)
Q1 2025 GAAP	$643.6	$38.9	$140.7	$617.4	$2.77
Q1 2024 GAAP	666.9	(14.8)	135.4	609.3	2.73
$ Change GAAP					$0.04
% Change GAAP					1%
Q1 2025 GAAP	$643.6	$38.9	$140.7	$617.4	$2.77
Shareholder activism costs	29.9	—	8.0	21.9	0.10
Gain on de-designation of cash flow hedges(B)	—	(38.8)	(3.3)	(10.3)	(0.05)
Non-service pension cost, net	—	10.5	2.6	7.9	0.04
Q1 2025 Non-GAAP ("Adjusted")	$673.5	$10.6	$148.0	$636.9	$2.86
Q1 2024 GAAP	$666.9	($14.8)	$135.4	$609.3	$2.73
Non-service pension cost, net	—	24.9	6.2	18.7	0.08
Q1 2024 Non-GAAP ("Adjusted")	$666.9	$10.1	$141.6	$628.0	$2.82
$ Change Non-GAAP ("Adjusted")					$0.04
% Change Non-GAAP ("Adjusted")					1%
(A)Calculated and presented on a diluted basis from continuing operations attributable to Air Products
(B)Unrealized gain attributable to noncontrolling partners was $25.2

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY2025
2025	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,931.5

Net income and net income margin	$649.8	22.2%
Less: Income from discontinued operations, net of tax	—	—%
Add: Interest expense	42.6	1.5%
Less: Other non-operating income (expense), net	38.9	1.3%
Add: Income tax provision	140.7	4.8%
Add: Depreciation and amortization	366.8	12.5%
Add: Shareholder activism costs	29.9	1.0%
Adjusted EBITDA and adjusted EBITDA margin	$1,190.9	40.6%

	Q1		Q2		Q3		Q4		FY2024
2024	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,997.4		$2,930.2		$2,985.5		$3,187.5		$12,100.6

Net income and net income margin	$621.6	20.7%	$580.9	19.8%	$708.9	23.7%	$1,951.0	61.2%	$3,862.4	31.9%
Less: Loss from discontinued operations, net of tax	—	—%	—	—%	—	—%	(13.9)	(0.4%)	(13.9)	(0.1%)
Add: Interest expense	53.5	1.8%	59.9	2.0%	55.7	1.9%	49.7	1.6%	218.8	1.8%
Less: Other non-operating income (expense), net	(14.8)	(0.5%)	(9.2)	(0.3%)	(1.3)	—%	(48.5)	(1.5%)	(73.8)	(0.6%)
Add: Income tax provision	135.4	4.5%	130.5	4.5%	140.6	4.7%	538.4	16.9%	944.9	7.8%
Add: Depreciation and amortization	349.2	11.7%	360.8	12.3%	360.3	12.1%	380.8	11.9%	1,451.1	12.0%
Add: Gain on sale of business	—	—%	—	—%	—	—%	1,575.6	49.4%	1,575.6	13.0%
Add: Business and asset actions	—	—%	57.0	1.9%	—	—%	—	—%	57.0	0.5%
Adjusted EBITDA and adjusted EBITDA margin	$1,174.5	39.2%	$1,198.3	40.9%	$1,266.8	42.4%	$1,406.7	44.1%	$5,046.3	41.7%

2025 vs. 2024	Q1
Change GAAP
Net income $ change	$28.2
Net income % change	5%
Net income margin change	150 bp
Change Non-GAAP
Adjusted EBITDA $ change	$16.4
Adjusted EBITDA % change	1%
Adjusted EBITDA margin change	140 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 31 December 2024 and 2023:

Americas	Q1 FY25	Q1 FY24	$ Change	Change
Sales	$1,287.6	$1,252.1	$35.5	3%

Operating income	$388.2	$354.4	$33.8	10%
Operating margin	30.1%	28.3%		180	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$388.2	$354.4
Add: Depreciation and amortization	173.4	169.7
Add: Equity affiliates' income	35.1	37.1
Adjusted EBITDA	$596.7	$561.2	$35.5	6%
Adjusted EBITDA margin	46.3%	44.8%		150	bp

Asia	Q1 FY25	Q1 FY24	$ Change	Change
Sales	$817.1	$793.8	$23.3	3%

Operating income	$216.4	$211.2	$5.2	2%
Operating margin	26.5%	26.6%		(10)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$216.4	$211.2
Add: Depreciation and amortization	122.9	111.8
Add: Equity affiliates' income	10.3	4.2
Adjusted EBITDA	$349.6	$327.2	$22.4	7%
Adjusted EBITDA margin	42.8%	41.2%		160	bp

Europe	Q1 FY25	Q1 FY24	$ Change	Change
Sales	$697.2	$731.2	($34.0)	(5%)

Operating income	$186.5	$197.6	($11.1)	(6%)
Operating margin	26.7%	27.0%		(30)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$186.5	$197.6
Add: Depreciation and amortization	54.5	48.2
Add: Equity affiliates' income	18.2	20.7
Adjusted EBITDA	$259.2	$266.5	($7.3)	(3%)
Adjusted EBITDA margin	37.2%	36.4%		80	bp

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's project financing, which is non-recourse to Air Products, as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for its capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Three Months Ended
	31 December
	2024	2023
Cash used for investing activities	$2,182.1	$1,665.6
Proceeds from sale of assets and investments	34.4	4.2
Purchases of investments	(117.6)	(55.5)
Proceeds from investments	5.0	120.1
Other investing activities	29.0	12.9
NGHC expenditures not funded by Air Products' equity(A)	(923.1)	(361.6)
Capital expenditures	$1,209.8	$1,385.7
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Three Months Ended
	31 December
	2024	2023
Additions to plant and equipment, including long-term deposits	$2,117.6	$1,445.5
Investment in financing receivables	15.3	301.8
NGHC expenditures not funded by Air Products' equity(A)	(923.1)	(361.6)
Capital expenditures	$1,209.8	$1,385.7
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2025 in the range of $4.5 billion to $5.0 billion.

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OUTLOOK
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Q2	Full Year
2024 EPS(A)	$2.57	$17.24
Gain on sale of business	—	(5.38)
Business and asset actions	0.20	0.20
Loss on de-designation of cash flow hedges	—	0.02
Non-service pension cost, net	0.08	0.34
2024 Adjusted EPS(A)	$2.85	$12.43
2025 Adjusted EPS Outlook	$2.75 – $2.85	$12.70 – $13.00
$ Change	(0.10) – 0.00	0.27 – 0.57
% Change	(4%) – 0%	2% – 5%
(A)We completed the divestiture of our LNG business on September 30, 2024; therefore, this business will not contribute to fiscal year 2025 results and, accordingly, is not reflected in our fiscal year 2025 guidance. In fiscal year 2024, the LNG business generated operating income for our Corporate and other segment of approximately $25, $35, $35, $40, and $135 for the first four quarters and full year, respectively.